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Exhibit 8(j)(2)

Amendment No. 3 to Participation Agreement (American Funds)

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AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

AMONG AMERICAN FUNDS SERVICE COMPANY, AMERICAN FUNDS

DISTRIBUTORS, INC. AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

THIS AMENDMENT, dated as of the 1st day of May, 2013, by and among Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), American Funds Service Company (the “Transfer Agent”) and American Funds Distributors, Inc. (the “Underwriter”). Capitalized terms used herein and not otherwise defined shall be given the definition ascribed such term in the Agreement.

WHEREAS, the parties executed an amendment dated March 1, 2012, to add Confidential Information, complying with Massachusetts privacy law that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	Effective January 1, 2011, the Company may only hold or redeem existing Class A and Class F-1 shares of the Funds.

2.	References in the Agreement to ML Life Insurance Company or Merrill Lynch, Pierce, Fenner & Smith, Inc. shall be deleted and, replaced by the Company.

3.	The following sentence in paragraph 1.5 of the Agreement is deleted:

“The parties understand and agree that all transactions of Account shares contemplated herein shall be executed through the Omnibus Account and that Company’s affiliate, Merrill Lynch, Pierce, Fenner & Smith, Inc., will receive all such dividends and distributions in the form or cash which Company, in turn, will immediately reinvest in the form of additional Shares of that Designated Portfolio.”

4.	A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII. Summary Prospectus

Summary Prospectus. Should the Transfer Agent or Underwriter and the Company desire to distribute the prospectuses of the funds within the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

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13.2. The Transfer Agent shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Transfer Agent provide the Company with Statutory Prospectuses.

13.3. The Transfer Agent or Underwriter shall be responsible for compliance with Rule 498(e).

13.4. The Transfer Agent and the Underwriter each represent and warrant that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series. The Transfer Agent further represents and warrants that it has reasonable policies and procedures in place designed so that such web site complies with Rule 498.

13.5. The Transfer Agent and the Underwriter agree that the URL indicated on each Summary Prospectus will lead contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Transfer Agent or Underwriter will immediately notify the Company of any interruptions in availability of this Landing Page that last more than 24 hours. Such Landing Page will contain the investment options available under the Agreement.

13.6. The Transfer Agent and the Underwriter represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional Fund documents made directly to the Fund. The Transfer Agent and the Underwriter further represent and warrant that any information obtained about contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

13.7. The Company represents and warrants that it will respond to requests for additional Fund documents made by contract owners directly to the Company or one of its affiliates.

13.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses will be done in compliance with Rule 498.

13.9. If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Transfer Agent and Underwriter will provide the Company with at least 90 days advance notice of its intent.

13.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Transfer Agent and the Underwriter reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

5. The parties agree to combine existing Attachment A and Attachment B into a single schedule hereby referenced as Attachment A, as supplemented from time to time by a party, with notice to all

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other parties. Attachment A and Attachment B of the Agreement are hereby deleted in its entirety and replaced with the attached Attachment A. All references to Attachment B in the Agreement are hereafter a reference to Attachment A.

6. A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.8. Transfer Agent and Underwriter each agree to promptly notify the Company when any underlying Fund becomes a commodity pool operator (“CPO”) as defined under the Commodities Exchange Act (“CEA”). Until such notification is provided to the Company, Transfer Agent and the Underwriter each represent and warrant that neither the underlying Funds nor their investment adviser is a CPO with respect to the Funds listed on Attachment A. The Transfer Agent and the Underwriter each represent and warrant that it will use its best efforts to comply with the CEA and CFTC rules and regulations to the extent required.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	12-23-13

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Angela M. Mitchell
Name:	Angela M. Mitchell
Title:	Secretary
Date:	12-12-13

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	Timothy W. McHale
Name:	Timothy W. McHale
Title:	Secretary
Date:	12-13-13

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Attachment A

Revised May 1, 2013

Separate Accounts:

Merrill Lynch Life Variable Annuity Separate Account D

Contracts:

Merrill Lynch IRA Annuity

Merrill Lynch Investor ChoiceSM Annuity

Portfolios:

EuroPacific Growth Fund® - Class F-1 Shares

The Bond Fund of AmericaSM - Class F-1 and A Shares

The Growth Fund of America® - Class F-1 and A Shares

The Income Fund of America® - Class F-1 and A Shares

The Investment Company of America® - Class F-1 and A Shares